CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

FOOTHILLS EXPLORATION, INC.

FOOTHILLS EXPLORATION, INC., a corporation organized and existing under the laws of the State of Delaware, herby certifies as follows:

FIRST: The name of this corporation is Foothills Exploration, Inc. (the “Company”).

SECOND: The date on which the Company’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware is May 13, 2010.

THIRD: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation, as heretofore amended (the “Certificate of Incorporation”), by restating Article 3.1 in its entirety:

“Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 500,000,000 shares, consisting of 475,000,000 shares of common stock, $0.0001 par value, and 25,000,000 shares of preferred stock, $0.0001 par value. The number of authorized shares of any class, classes or series of a class of stock may be increased or decreased (but not below the number of shares thereof then outstanding or required for conversion) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, irrespective of Del. Code Ann. Tit. 8, Section 242(b)(2) and without a separate vote of the holders of any particular class or series unless otherwise provided in a Preferred Stock Designation (as herein defined). The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its common stock if at any time the number of shares of common stock remaining unissued and available for issuance shall not be sufficient to permit conversion, if applicable, of the preferred stock.”

FOURTH: The foregoing amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and shall be effective upon filing.

IN WITNESS WHEREOF, FOOTHILLS EXPLORATION, INC. has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 17th day of June, 2019.

FOOTHILLS EXPLORATION, INC.

By:	/s/ B. P. Allaire
B. P. Allaire
Chief Executive Officer